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                                                                       EXHIBIT 8

                        Squire, Sanders & Dempsey L.L.P.
                                 4900 Key Tower
                                127 Public Square
                           Cleveland, Ohio 44114-1304

                                 March 11, 2002


OM Group, Inc.
OMG Americas, Inc.
OMG Fidelity, Inc.
OMG Jett, Inc.
SCM Metal Products, Inc.
OM Holdings, Inc.
OMG KG Holdings, Inc.
OMG Michigan, Inc.
dmc2 Electronic Components Corporation
   c/o OM Group, Inc.
       50 Public Square
       Suite 3500
       Cleveland, Ohio 44113

Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") to be filed by OM Group, Inc. (the "Company") and by OMG Americas, Inc., OMG Fidelity, Inc., OMG Jett, Inc., SCM Metal Products, Inc., OM Holdings, Inc., OMG KG Holdings, Inc., OMG Michigan, Inc., and dmc2 Electronic Components Corporation (collectively, the "Subsidiary Guarantors") under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the Company's offer to exchange up to $400,000,000 aggregate principal amount of new 9 1/4% Senior Subordinated Notes due 2011 (the "Exchange Notes") for an equal principal amount of its outstanding 9 1/4% Senior Subordinated Notes due 2011 (the "Original Notes"), together with the related guarantee by the Subsidiary Guarantors of the Exchange Notes (the "Exchange Offer"). The Original Notes were issued, and the Exchanges Notes are issuable, pursuant to an Indenture, dated as of December 12, 2001, among the Company, the Subsidiary Guarantors and the Bank of New York, as Trustee (the "Indenture"). We have examined the Indenture, the Original Notes, the form of the Exchange Notes and such other documents and matters of law as we have deemed necessary for the purposes of this opinion.

         Based upon the foregoing, we are of the opinion that:

         1. The discussion set forth in the Registration Statement under the caption "United States Federal Income Tax Consequences - Exchange of Notes" describes the material federal income tax


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consequences  expected to result to holders of Original  Notes on account of the exchange of their Original Notes for Exchange Notes in the Exchange Offer.

         2. Under existing law, the exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer will not be a taxable event to either the Company or the holders of the Original Notes for federal income tax purposes. A holder's holding period for Exchange Notes will include the holding period for Original Notes.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving such consent, we do not admit we come within the category of persons whose consent is required by the Securities Act or the rules under that Act.


                                        Respectfully submitted,


                                        /s/ Squire, Sanders & Dempsey L.L.P.





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